UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

NATURALSHRIMP INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada	000-54030	74-3262176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 LBJ Freeway, Suite 450

Dallas, Texas 75240

(Address of principal executive offices, including zip code)

(888) 791-9474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on December 15, 2021, NaturalShrimp Incorporated (the “Company”) entered into a securities purchase agreement (the “SPA”) with an investor (the “Investor”) on December 15, 2021. Pursuant to the SPA, the Investor purchased a secured promissory note (the “Note”) in the aggregate principal amount totaling approximately $16,320,000 (the “Principal Amount”). The Note carried an original issue discount totaling $1,300,000 and a transaction expense amount of $20,000, both of which are included in the principal balance of the Note. The total purchase price of the Note was $15,000,000. The maturity date of the Note is twenty-four (24) months from the issuance date of the Note (the “Maturity Date”).

In connection with entering into the SPA and the issuance of the Note, the Company agreed that as soon as possible it would cause its common stock to be listed for trading on either of the (a) NYSE, or (b) NASDAQ (in either event, an “Uplist”). In the event the Company had not effectuated the Uplist by a certain date, the then-current outstanding balance would be increased by 10%.

While the original Uplist deadline was March 1, 2022, the Investor has agreed to twice extend this deadline. The most recent extension was agreed to on May 18, 2022. In connection with a previous extension, the Company agreed that a one-time extension fee amount of $249,079.47 (less than two percent (2%) of the original Principal Amount) would be added to the outstanding balance of the Note.

The Uplist deadline is now June 15, 2022. To the extent any event of default under the Note transaction documents had occurred prior to May 18, 2022, the Investor agreed to waive such event of default.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALSHRIMP INCORPORATED

Dated: May 23, 2022	By:	/s/ Gerald Easterling
	Name:	Gerald Easterling
	Title:	Chief Executive Officer

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